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                                                                  EXHIBIT 10(i)


                              EMPLOYMENT AGREEMENT


       THIS AGREEMENT ("Agreement") made as of this 31st day of December, 1996, by and among Michael Mancuso of North Kingstown, Rhode Island ("Executive"), Titmus Optical, Inc., a corporation organized under the laws of Delaware ("Titmus") and Bacou USA, Inc., a corporation organized under the laws of Delaware ("Bacou").

                              W I T N E S S E T H :

       WHEREAS, Executive and Bacou are parties to that certain Consulting Agreement dated November 1, 1996 (the "Consulting Agreement"); and

       WHEREAS, Titmus wishes to secure the services of Executive as its President and CEO for the period provided in this Agreement; and

       WHEREAS, Titmus is a wholly-owned subsidiary of Bacou; and

       WHEREAS, Bacou is willing to release Executive from the Consulting Agreement subject to his acceptance of this Agreement; and

       WHEREAS, Executive is willing to enter into this Agreement for such period and on the terms and conditions hereinafter set forth;

       NOW, THEREFORE, in consideration of the mutual promises herein contained, Titmus and Executive hereby agree as follows:

       1.         Employment. During the period of employment set forth in
Section 2 of this Agreement, Titmus shall employ Executive, and Executive shall serve as President and CEO of Titmus; provided, however, that Bacou shall have the right to direct Executive to serve as an officer of Bacou or any of its affiliates pursuant to the provisions of Section 14 hereof. Executive agrees to faithfully perform the duties assigned to him to the best of his ability and, except for vacations and periods of temporary illness, to devote his full time and attention to the business of Titmus. Ancillary employment such as writing, teaching or lecturing as well as the acceptance of honorific titles may be undertaken by the Executive only with the approval of the Chief Executive Officer of Bacou (the "CEO"). Executive also agrees that he will not engage in any other business activities without the prior approval of the CEO. Executive may only serve as an officer, director, trustee or committee member, or in any similar position, of a reasonable number (maximum two) of trade associations and religious, charitable, educational, civic or other non-business organizations, subject to the approval of the CEO. The Executive represents and warrants to Titmus that he is now under no contract or agreement except his non-competition agreement with CP Clare Corp. nor will he execute any contract or agreement that will in any manner interfere, conflict with or prevent him from performing his duties under the terms and

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conditions of this Agreement, recognizing that his performance hereunder will require the devotion of his full time and attention during and beyond regular business hours during the Term, including extensive travel.

         2. Period of Employment. The Executive's employment under this Agreement shall initially cover the period January 1, 1997 to December 31, 1998 (the "Initial Term"). On December 31, 1998, and at the end of each year thereafter, the period of employment shall be automatically extended, without further action by either party, for successive one-year periods (each a "Renewal Term") subject to the right of either party to terminate this Agreement upon six months' written Notice prior to the end of the Initial Term or any Renewal Term.

                  If either party notifies the other party that it shall not extend the period of employment, Titmus may, at its option, decide that the Executive shall take a leave-of-absence for part or all of the remaining time of his employment, continuing to receive all compensation and benefits as if actively working.

         3. Termination. The period of employment shall be terminated upon the first to occur of the following:

         (i) The expiration of the period of employment pursuant to Section 2 of this Agreement.

         (ii)     The Executive's death.

         (iii) The Executive becoming permanently disabled. Permanent disability shall mean physical or mental incapacity of a nature which prevents Executive from performing his duties under this Agreement for a period of more than six months in any twelve month period.

         (iv) The Executive's employment being terminated by Titmus for cause. Termination for cause shall mean termination by action of the Board of Directors of Titmus because of the willful failure of Executive to perform his duties and obligations under this Agreement or fails to execute in a reasonable and responsible manner the policies of Titmus or gross negligence in the performance of his duties under this Agreement or the commission by Executive of a felony.

         4.       Compensation and Benefits.

                  (a) During the Employment Period, the Executive shall receive regular compensation (the "Base Salary") at the initial rate per annum of One Hundred Eighty Thousand Dollars ($180,000.00) per annum for the period January 1, 1997 through December 31, 1998. The Base Salary shall be payable in arrears less the usual payroll deductions at the same times and in the same manner as salaries paid to other employees. The Executive shall participate in any wage increases applicable generally to salaried employees of Titmus. The Base Salary prevailing at any time shall be reviewed annually for a possible increase beginning in 1998.


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                  (b) In addition to the Base Salary, the Executive shall be entitled to receive annual incentive compensation payments ("Incentive Compensation") at such times and in such amounts as may be determined in the discretion of the Board of Directors of Titmus. If Executive remains employed as the President and CEO of Titmus through December 31, 1997, then his Incentive Compensation for the period January 1, 1997 through December 31, 1997 shall be determined pursuant to the Bonus Plan for 1997 as adopted by the Compensation Committee of Bacou USA, Inc., a copy of which is attached hereto as Exhibit A; provided, however, that the maximum bonus level of 50 percent of Base Salary provided by criteria 1-3 of such Plan shall be achieved for 1997 if the Operating Profit of Bacou reaches 20 percent of Net Sales for 1997.

                  (c) Incentive Compensation shall be paid by Titmus for the prior fiscal year within ten (10) days after a decision is made by the Board of Directors of Titmus as to the amount of such Incentive Compensation, but in any event no later than the earlier of the annual meeting of the Board of Directors of Titmus or March 31.

                  (d) The Executive shall be entitled to participate in any stock option plan which Titmus USA, Inc. may adopt for Titmus at levels to be determined by the Board of Directors of Titmus in their sole discretion.

                  (e) The Executive shall be entitled to participate in all savings, thrift, retirement or pension, short term and long term disability, health and accident, Blue Cross/Blue Shield, Major Medical or other hospitalization, holiday, vacation, and other fringe benefit programs generally available to senior executives of Titmus in accordance with and subject to the terms and conditions of such programs.

                  (f) In addition, the Executive shall be entitled to receive the following benefits:

                      (i) The Executive will receive a taxable car allowance of Ten Thousand Dollars ($10,000) per annum. Oil changes and gasoline expenses shall be paid by Titmus. All other costs relating to the operation and maintenance of the automobile will be borne by the Executive. The Executive will pay all taxes on the fringe benefit component of these payments.

                      (ii) The Executive shall be entitled to vacation pursuant to Titmus' Executive Vacation Policy. For 1997, the Executive shall be entitled to fifteen (15) working days of vacation. Vacation days will be taken at a time convenient for both the Executive and Titmus. To the extent the Executive does not take all vacation days the remaining days will be carried forward for an unlimited period or be paid to the Executive at the level of his Base Salary valid for the fiscal year in which vacation days are not taken.

                      (iii) When traveling on Titmus business, the Executive will be provided coach-class airfare on domestic trips; business class airfare will be provided on international trips.


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                      (iv)  The Executive is authorized to incur reasonable
expenses in connection with and for the promotion of the business of Titmus, including expenses for meals and lodging, entertainment, and similar items as required from time to time by the Executive's duties. Titmus shall reimburse the Executive for all such expenses upon the presentation of an account therefor, together with appropriate supporting documentation.

         5. Limitations on Authority. Pursuant to the Bylaws of Titmus, the Executive and the Chairman of the Board of Directors or his designee shall constitute the Executive Committee of the Board. Except as otherwise provided herein, approval by the Chairman of the Board of Directors or his designee must be obtained prior to the Executive taking any of the following actions on behalf of Bacou or any of its affiliates:

                  (a) Acquisition or disposition of real property or any rights deriving therefrom, or changing title in any such real property.

                  (b) Making unplanned capital expenditures or any commitment therefore in an amount greater than $5,000 for any individual expenditure and $50,000 in the aggregate in any fiscal year;

                  (c) Borrowing or guaranteeing any borrowings from or on behalf of any party, or altering the terms of any loan agreements for such borrowings except for any such loans or borrowings as shall be agreed upon by the Board;

                  (d) Hiring or terminating executive personnel with annual salary in excess of $50,000;

                  (e) Granting retirement benefits or other non-earned income to any individual which is not available to all employees;

                  (f) Modification of the pension plan or other benefit plan, e.g., health insurance;

                  (g) Acquiring the assets or shares of another company or partnership;

                  (h) Acquiring or disposing of the assets or shares of Titmus or any of its affiliates;

                  (i) Entering into or terminating agreements of any kind or nature with a monthly financial obligation in excess of U.S. $5,000 for more than six (6) months;

                  (j) Making basic changes in the administration, organization, production, and distribution of Titmus or any of its affiliates, as well as closing or curtailing the functions of Titmus or any of its affiliates;


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                  (k)      Filing any lawsuit;

                  (l) Making cash or non-cash corporate contributions above the annually budgeted amount;

                  (m) When there is a large volume of sales, the making of decisions requiring both extraordinary risks and extraordinary expenditures;

                  (n) Entering into any transaction on behalf of Titmus or its affiliates which is not in the usual course of its business;

                  (o)      Adoption or modification of the annual budget.

         Notwithstanding the foregoing, approval is not required for any action provided for in the applicable annual budget or annual plan of Titmus and its affiliates. In addition, should the Chairman of Titmus and his designee be unavailable, if an emergency arises which requires the Executive to take immediate action in which approval as set forth in this Section would otherwise be required, the Executive is no longer bound by the limitations described above and is authorized to make a decision in the best interests of Titmus. The Executive will immediately inform the Chairman of the Board of Titmus of any such decisions made by him.

         6. Non-Disclosure of Information. It is understood that the business of Titmus and its affiliates is of a confidential nature. During the period of the Executive's employment with Titmus, the Executive may have received and/or may secure confidential information concerning Titmus or any of Titmus' affiliates or subsidiaries which, if known to competitors thereof, would damage Titmus or its said affiliates or subsidiaries. The Executive agrees that during and after the term of this Agreement he will not (except as authorized by Titmus or in the proper performance of his duties or except as ordered by a court or other body of competent jurisdiction or as otherwise required by law), directly or indirectly, divulge, disclose or appropriate to his own use, or to the use of any third party, any secret, proprietary or confidential information or knowledge obtained by him during the term hereof concerning such confidential matters of Titmus or its subsidiaries or affiliates, including, but not limited to, information pertaining to trade secrets, systems, manuals, confidential reports, methods, processes, designs, equipment lists, operating procedures, equipment and methods used and preferred by Titmus' customers. Upon termination of this Agreement, the Executive shall promptly deliver to Titmus all materials of a secret or confidential nature relating to the business of Titmus or any of its subsidiaries or affiliates which are, directly or indirectly, in the possession or under the control of the Executive. The provisions of this paragraph shall continue to apply after the Executive ceases to be employed by Titmus for a period of three (3) years except in respect of any information or knowledge disclosed to the public, other than through an unauthorized disclosure by the Executive.

         7. Trade Secrets. The Executive covenants that he shall, while employed by Titmus, assign, transfer, and set over to Titmus or its designee all right, title and interest in and to all trade secrets, secret processes, inventions, improvements, patents, patent applications,


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trademarks, trademark applications, copyrights, copyright registrations, discoveries and/or other developments (hereinafter "Inventions") which he may, thereafter, alone or in conjunction with others, during or outside normal working hours, conceive, make, acquire or suggest at any time which relate to the products, processes, work, research, or other activities of Titmus or any of its subsidiaries or affiliates. Any and all Inventions which are of a proprietary nature and which the Executive may conceive, may acquire or suggest, either alone or in conjunction with others, during his employment with Titmus (whether during or outside normal working hours) relating to or in any way pertaining to or connected with Titmus' business, shall be the sole and exclusive property of Titmus or its designee and the Executive, whenever requested to do so by Titmus, shall, without further compensation or consideration properly execute any and all applications, assignments or other documents which Titmus or its designee shall deem necessary in order to apply for and obtain Letters Patent of the United States and/or comparable rights afforded by foreign countries for the Inventions, or in order to assign and convey to Titmus or its designee the sole and exclusive right, title and interest in and to the Inventions. This obligation shall continue beyond the termination of this Agreement with respect to Inventions conceived or made by the Executive during the term of his employment by Titmus, and shall be binding upon his assigns, executors, administrators, and other legal representatives.

         8. Non-Competition. (a) During the term of this Agreement or any renewal thereof and, at Titmus' option for a period of up to one year thereafter, should the Executive's contract be terminated or not be renewed, the Executive agrees that he will not within the geographical area of the United States, engage, either directly or indirectly, individually or as an owner, partner, joint venturer, employee, officer, director, stockholder, consultant, independent contractor or lender of or to any corporation, holding Titmus or other business entity which is in a business similar to that of Titmus or any of its affiliates. In the event that Titmus chooses to exercise its option to prevent the Executive from competing with Titmus following termination or non-renewal of his employment, Titmus shall notify the Executive in writing within two (2) weeks following his last day of employment or within two (2) weeks of notice by Titmus of its decision that the Executive shall take a leave-of-absence, in either case specifying the period of up to one year following termination, resignation, or non-renewal of employment during which such competitive activity shall be prohibited. In the event Titmus exercises its option, Titmus shall continue to pay Executive his Base Salary at the time of termination, resignation or non-renewal for the period during which the Executive is prohibited from competition with Titmus. Notwithstanding the foregoing, the Executive (as hereinbefore described in Section 2(d)) may own five (5%) percent of the securities of any business in competition with the business of Titmus or any of its affiliates, which securities are regularly traded on a public exchange, provided that any such ownership shall not result in the Executive becoming a record or beneficial owner at any time of more than five (5%) percent of equity securities of said business entity.

                  (b) The Executive shall not during the term of his Employment under this Agreement or any renewal thereof, and for a period of one (1) year thereafter, employ, retain or arrange to have any other person or entity employ or retain any person who was employed by Titmus or any of its affiliated companies having an annual compensation of at least U.S. $50,000 per annum during the term of this Agreement or any renewal thereof.


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                  (c) If any provision of this Section is held to be
unenforceable because of the scope, duration or area of its applicability or otherwise, the legal entity making that determination will have the power to modify the scope, duration or area, or all of them, and the provision will then apply in its modified form.

         9. Property. All letters, memoranda, documents, business notes (including all copies thereof) and other information contained on any other computer media including computer disks and hard drives of the Executive in any manner relating to the duties of Executive under this agreement are the property of Titmus.

         10. Notices. Any notices or other communications required to be given pursuant to this Agreement shall be in writing and shall be deemed given:
(i) upon delivery, if by hand; (ii) three (3) business days after mailing, if sent by registered or certified mail, postage prepaid, return receipt requested;
(iii) one (1) business day after mailing, if sent via overnight courier; or (iv) upon transmission, if sent by telex or facsimile except that if such notice or other communication is received by telex or facsimile after 5:00 p.m. on a business day at the place of receipt, it shall be effective as of the following business day. All notices and other communications hereunder shall be given as follows:

                  (a) If to the Company, to it at:

                      Bacou USA, Inc.
                      100 Thurber Boulevard
                      Smithfield, RI 02917
                      Attention:  President
                      Telephone No.:  (401) 232-1200
                      Telecopier No.:  (401) 232-2230

with a copy to        Edwards & Angell
                      2700 Hospital Trust Tower
                      Providence, Rhode Island  02903
                      Attention:  Susan A. Keller, Esq.
                      Telephone No.:  (401) 274-9200
                      Telecopier No.:  (401) 276-6611


[Remainder of this page is intentionally left blank]


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                  (b) If to the Executive, to him at:

                      21 Coriander Lane
                      North Kingstown, RI  02852
                      Telephone No.:  (401) 884-0321
                      Telecopier No.:  (401) 886-6044

with a copy to:       Dean G. Robinson, Esq.
                      Suite 305 - Summit West
                      300 Centerville Road
                      Warwick, Rhode Island 02886
                      Telephone No.:  (401) 738-6500
                      Telecopier No.:  (401) 732-0139

Any person may change the address for receiving notice by written notice given to the other persons above in the manner provided above.

         11. Full and Complete Agreement; Amendment. This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements. This Agreement may be modified only by a written instrument executed by both parties.

         12. Construction. This Agreement shall be construed under the laws of the State of Rhode Island.

         13. Arbitration. Notwithstanding the fact that the parties shall be entitled to equitable relief in order to enforce certain provisions hereunder (e.g., temporary restraining orders or injunctive relief), any dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration in accordance with the "Commercial Arbitration Rules" of the American Arbitration Association in effect on the date of this Agreement, except as varied below. The site of any such arbitration shall be Providence, Rhode Island and any award shall be deemed to be a Providence, Rhode Island award. There shall be a single arbitrator who shall be admitted to practice law in Rhode Island, with no less than ten (10) years experience in the handling of commercial or corporate matters or disputes. The arbitrator shall render a written decision stating his reasons therefor, and shall render an award within six (6) months of the request for arbitration, and such award shall be final and binding upon both parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow. The substantive law to be applied to any case determined pursuant to this Section 13 is that of State of Rhode Island. The expense of arbitration shall be borne by the respective parties except to the extent that the arbitrators shall determine that the entire expense shall be borne by a single party.


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         14.      Binding Nature. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns. Effective on or after January 1, 1998, Titmus and its assignees shall have the right to assign this Agreement to Bacou or any of its affiliates in connection with a new position for Executive during the remaining term of this Agreement. In the event of such an assignment, Executive hereby agrees to resign his then current offices and positions and to accept such title and job as may be associated with the new position. Except for the revision of the applicable Company name and Executive's title and job description, the terms and conditions of this Agreement will remain in full force and effect for any such new position.

         IN WITNESS WHEREOF, Bacou, Titmus and the Executive have duly executed this Agreement as of the day and year first written above.

BACOU USA, INC.                               TITMUS OPTICAL, INC.


By: /s/ Philip B. Barr                        By: /s/ W. Stepan
   ----------------------------------------      ------------------------------
   Philip B. Barr, Executive Vice President      Walter Stepan, Chairman
   and Chief Financial Officer


EXECUTIVE:

         /s/ Michael Mancuso
---------------------------------------
           Michael Mancuso


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